EXHBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO	Doug Sherk/Jenifer Kirtland/Donald Takaya 415-896-6820 Media:
763-557-2222	Steve DiMattia, 646-201-5445

ATS Medical Expects First Quarter Revenue of $14.6 to $14.8 Million

Revenue from non-mechanical heart valve businesses expected to grow by over 100%, year-over-year

MINNEAPOLIS, MN, April 3, 2008 — ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported preliminary revenue results for the first quarter of 2008.

The Company currently expects revenue for the first quarter 2008 to be between $14.6 and $14.8 million, which would represent an increase of approximately 36% over first quarter 2007 revenue of $10.8 million. Revenues from products and services other than the Company’s mechanical heart valves are expected to exceed $5.0 million, a quarterly record, and represent approximately 34% of total revenue during the first quarter of 2008 compared with 23% in the first quarter of 2007 and 33% in the fourth quarter of 2007. The Company expects to release its first quarter results on May 5, 2008.

“The first quarter was a strong start to 2008, with higher revenue across all our business segments,” said Michael Dale, Chairman, President and CEO of ATS Medical. “ATS CryoMaze™ surgical ablation revenue was especially strong, up approximately 160% over the prior year’s first quarter. We were also pleased with the continued increase in revenue from mechanical heart valves internationally, up approximately 32% from last year.”

“While we continue to seek FDA approval of our ATS 3f® Aortic Bioprosthesis tissue valve, we have maintained our focus on growing revenue in each of our other businesses, and witnessed sequential growth in every business segment, both domestically and internationally. We were also able to sequentially grow U.S. mechanical heart valve sales by over 10%, the second consecutive quarter of growth, due in part to a positive reception of our new ATS Open Pivot® AP360™ mechanical valve. We believe our diverse and highly differentiated product portfolio will be the key catalyst to continuing our growth throughout 2008, and are pleased that this quarter’s results reflect our execution across all segments,” concluded Mr. Dale.

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The Company, global in scope, is headquartered in Minneapolis, Minnesota. More than 145,000 ATS Open Pivot® Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3f® brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus® annuloplasty products for heart valve repair and ATS CryoMaze™ surgical ablation products. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007.